Exhibit 99.2
Final Transcript
Conference Call Transcript
BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Event Date/Time: Nov. 08. 2007 / 6:30AM PT

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
James Li
Syntax Brillian Corporation — President, CEO
Jack Hodgson
Syntax Brillian Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Daniel Gelbtuch
CIBC — Analyst
Steven Fox
Merrill Lynch — Analyst
Jay Dorsheimer
Canaccord Adams — Analyst
John Vinh
Collins Stewart — Analyst
Raymond Perella
Concord Equity Group — Analyst
Steven Park
Wedbush Morgan — Analyst
Scott Barsky
Crest — Analyst
PRESENTATION

Operator
Good morning and welcome to the Syntax Brillian Corporation fiscal 2008 first quarter results conference call. Representing the company today are James Li, President and Chief Executive Officer and Mr. Jack Hodgson, Executive Vice President and Chief Financial Officer. This conference call is being recorded today, November 8th, 2007 and at this time all participants are in a listen only mode. Following management’s presentation, we will conduct a question and answer session and at that time provide instructions for those interested in participating in the Q&A session.
Before we turn the call over to Mr. Li, the Company has requested that I read the following Safe Harbor statement. Management’s presentation as well as any questions it may answer may contain predictions, estimates and other forward looking statements. The use of such words as project, estimate, forecast and other similar expressions are intended to identify those forward looking statements. Any forward looking statements made by Management may represent its current judgment on what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause actual results to be materially different are described in the Syntax Brillian Securities and Exchange Commission filings, including the annual report on form 10K and its quarterly reports on Form 10Q. You are encouraged to review these documents.
The conference contains time sensitive information that is accurate only as of the time hereof. Any portion of this presentation that is rebroadcast, retransmitted or redistributed at a later date, Syntax Brillian will not be reviewing nor updating the material contained herein. Syntax Brillian’s actual results could be materially different from these statements. Thank you. I would now like to turn the call over to Mr. Li.

James Li — Syntax Brillian Corporation — President, CEO

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Thank you, Operator. Before I begin today’s earning call, I would like to share with all of you the results of the September 2007. Then I would like to outline the main topics that we will be discussing within today’s conference call. Jack will lay out the detailed financial information later during this conference call.
On a total shipment of products, we have achieved more than 120% growth for both North America and the Greater China Southeast Asia sales regions compared with a year ago. Our performance was strong, especially within the North America region as we were able to ship approximately $110 million worth of HDTV products into our overall retail channels including online stores, regional retailers and the big box national retailer. Two key factors filled this growth are because of the combined strategic support of our ODM EMS partners in Asia and strategic financial support from our U.S. box retailers.
One thing we would like to address here is that our growth in physical 2007 put tremendous pressure on our working capital. We improved our cash position in May with our successful (inaudible) offering; however, the credit crisis in Asia put pressure on our supply chain partners and we lost working capital there. The net result is that with the recently announced that facility and slow but steady improvement in the Asia credit market. We believe our second half of physical 2008 should see much improvement.
The strong demand of Olevia and Vivitar branded products both in North America for the HDTV factor and in Europe for digital entertainment products, we are oh, so pleased with the success of our brand elevation and marketing campaign for Olevia and Vivitar branded products together with ESPN and AEG. This quarter we were able to launch newly designed large size of 1080P HDTVs in 47, 52 and 65 inch. Importantly, we were able to price these units as MSRPs, much like Tier 1 products and still receive very strong demand from our channel partners. To achieve this pricing is an important step for us. Moving forward, Olevia and Vivitar branded products will continue to feature better technology and performance. With continued support from our channel partners, our high quality value driven products can lead us into Tier 1 consumer electronics company status.
Now, let me outline the major topics we will be covering during the conference call. Number one. The status of the LCoS business divesture.
Number two. The refined sales and marketing strategy for the Olevia HDTV product sales within the Greater China and Southeast Asia regions. Our end goal of continuing our brand expansion within these regions and strengthening our overall corporate financial benefits. This should result in a positive effect on cash available and working capital, a more transparent disclosure of sales activities with the added value of good quality bottom line earnings per shares. In addition, this should significantly reduce the overall company DSOs.
Number three. The use of proceeds from the results of the newly closed $250 million institutional financing deal.
Number four. The initiative to broaden the supply chain relationship obtaining direct support from more large ODM EMS manufacturers in Asia and evaluating our business structure to become leaner and more efficient with the goal to make us more competitive, more transparent and more responsive to market demands and focus more than ever on intensing shareholder’s value.
Number five. With a very specific targeted clientele and products, plus an end goal of increasing the overall corporate profitability for the earnings per share, we will be launching the Olevia licensing program. This is a new global strategy to further expand the Olevia brand awareness, product portfolio and increase the brand value proposition. We will implement necessary quality controls and design provisions with the limitations of certain products within certain regions and channels when the program starts.
Number six. In order to reach a broader range of end users and more North American consumers and their families than we can today and to further strengthen our product gross margin provided with a greater customer service experience. We will also be launching a new business to consumer program in Q1 2008. The details will be provided later in the conference call.
After Jack’s presentation, I will discuss the details of the above key elements of our business plan moving forward. Now, I would like to turn the call over to Jack for the detailed review of our financial results for calendar Q307 and physical Q1 2008. Please go ahead, Jack.

Jack Hodgson — Syntax Brillian Corporation — CFO
Thanks, James. Our revenue in the first quarter ended September 30th, 2007 increased 73.1% year over year to $150.6 million, but decreased 26.6% as compared to our previous quarter. The decrease as compared to our previous quarter is due to the $56.1 million of shipments to one of our China distributors which, for accounting purposes, will be recognized as collected.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Revenue for the quarter included $133.6 million of LCD television revenue, $700,000 of Liquid Crystal on Silicone revenue and $16.3 million of revenue from Vivitar. LCD television revenue increased 55.9% year over year to $133.6 million from $85.7 million as a result of this increased volume. We shipped approximately 240,000 units in our first quarter of fiscal 2008, up approximately 96,000 units from 144,000 units shipped and our first quarter of physical ‘07.
Our overall average selling price during the first quarter of fiscal ‘08 was $556 per unit as compared to $596 per unit in the first quarter of fiscal ‘07 and $660 per unit in the previous quarter that ended June 30th, 2007. The decrease in the average selling price from the previous year was primarily due to a shift in sales from China to the U.S. market. Sales made in the China market place have a higher selling price than comparable unit sales made in the U.S. market due to the fact that we do not provide channel discounts or incentives in the China market place as previously mentioned.
Our sales in the China market during the first quarter of fiscal 2008 represented 11% of the total sales as compared to 51.3% of the total sales for the previous quarter ended June 30th, 2007 and 55.4% for the year ago quarter.
The weighted average screen size of units shipped increased to 33.47 inches during the first quarter of fiscal 2008 compared to 29.71 inches in the first quarter of the previous year and decreased slightly from 34.86 in the June ‘07 quarter. During the September quarter, we continued to ship more 32 inch units than any other screen size. Our average screen size is slightly greater than 32% because of sales of our larger screen models. Sales of our 37 inch and 42 inch models represented approximately 22.8% and 10.8% respectively of total shipments.
Looking at LCD sales geographically during the first quarter of fiscal ‘08, approximately 1% of our units shipped and 11% of our net LCD revenue was from China. LCD revenue from China was $14.6 million on shipments of approximately 2,500 units compared with $96.8 million on shipments of approximately 92,000 units during our June ‘07 quarter. In the year ago quarter, we had revenue of $47.5 million on approximately 75,000 units attributable to the sales in China. Our average selling price in China was approximately $5,900 per unit during the first quarter of fiscal ‘08, compared with $1,048 during the previous June ‘07 quarter and $633 in the year ago quarter. The average selling price in China is higher than our total average selling price due to the fact that we do not provide a channel discounts or incentives in the China market place.
China is larger than the U.S. — than the weighted U.S. screen and was 64.9 inches during the first quarter of ‘08, compared with 39 inches during the previous June ‘07 quarter and 29.7 in the year ago quarter.
Gross profit for the first quarter of fiscal ‘08 was $20.6 million or 13.7% of the revenue compared with $18.5 million or 21.2% of revenue in the fiscal ‘07 comparable quarter. The year over year decrease in gross margin was caused by a proportional shift from higher margin sales in China to the lower margin sales in the U.S.
During the first quarter of fiscal ‘08, LCD cost of sales was reduced by vendor allowances received from Kolin, our primary ODM partner and shareholder, totaling $38.3 million. These vendor allowances included past due credits Kolin received from the component suppliers for our LCD TVs, as well as a formula-driven credit for market development funds, technical development funds and volume incentive rebates. These vendor allowances represented 34.7% of our net LCD cost of sales.
Comparing our first quarter ended September 30th, ‘07 with the previous quarter ended June 30th, ‘07, our average selling price per diagonal inch decreased 14.7 from 19.4 to — $19.04 to $16.60. At the same time, our cost of sales per diagonal inch decreased 5.6% from $14.46 to $13.70.
Liquid Crystal on Silicone gross profit for the first quarter ended September 30 was a $3.3 million, a slight improvement over the previous quarter ended June 30th, ‘07 of a $4.6 million. On the Liquid Crystal on Silicone side of the business, our manufacturing capacity continues to exceed our manufacturing volume resulting in the inability to fully absorb the cost of our manufacturing infrastructure. As we previously stated, much of our manufacturing costs are fixed in nature and consist of items such as facility costs, comprised principally of lease and utility costs and depreciation and amortization.
Vivitar gross profit for the first quarter ended September 30th, ‘07 was $1.5 million, or 9.5% of the revenue compared with $800,000 or 5.6% of revenue for the previous quarter ended June 3oth, ‘07. The increase our gross margin is due to the continued success of our re branding efforts and a shift in sales to our newer product models.
Returning to the Company as a whole, first quarter selling, distribution and marketing expenses increased year over year by 173% to $8.5 million or 4.1% of the revenue as compared to $3.1 million or 3.6% of the revenues in the previous year comparable period. Included in these cost for the quarter ended September 30th, ‘07 was approximately $800,000 related to Vivitar which was acquired in November ‘06. The remainder of the increase was related to advertising and marketing expense used to develop our distribution channel for LCD HDTVs.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Selling distribution and marketing expenses include sales commissions, branding, packaging, advertising costs, outbound shipping costs, warranty and service costs, and marketing costs such as trade show and ad development.
General and administrative expense during the first quarter ended September 30th, ‘07 increased 206% to $12.6 million or 6.1% of revenue from $4.1 million or 4.7% of revenue in the previous year comparable period. General and administrative expense for fiscal ‘08 first quarter included G&A expense of Vivitar of $2 million. In addition to the inclusion of Vivitar as a result of the acquisition in November ‘06, we experienced additional cost associated with our SOX 404 audit efforts, legal expenses, stock based compensation and additional headcount to support our growth in sales.
R&D expense totaled $1.2 million for the first quarter of fiscal ‘08 compared with $1.4 million in the previous year comparable period. We’ve recorded a charge of $28.3 million related to the write off of goodwill and intellectual property associated with our planned divestiture of the LCoS or Liquid Crystal on Silicone line business during the first quarter ended September 30th, 2007. We are currently in the process of negotiating definitive agreements with multiple parties related to the sale of Liquid Crystal on Silicone assets. It’s too early in this process to determine if any additional impairments exist relative to the Liquid Crystal on Silicone fixed assets and inventory.
We recorded interest and other expense of $841,000 in the first quarter ended September 30th, ‘07 compared with $3.2 million in the previous year comparable period. The reduction in interest and other expense is attributable to the retirement of our previously issued preferred stock and convertible debt which were converted to common stock during fiscal ‘07. Interest expense associated with those instruments was $2.5 million non-cash plus cash interest in the first quarter of fiscal ‘07. Our borrowings related to our investment in inventory and accounts receivables continues to increase as we utilize those proceeds primarily to fund the continuing growth of our LCD business.
As James mentioned earlier, we have just completed a refinancing of our debt structure. Under the terms of our new lending agreement, we’ve been able to increase availability by approximately $170 million to a total of $250 million as determined in accordance with our borrowing base calculation based on eligible accounts receivable and inventory as compared to our total borrowing availability of $80 million at September 30th, ‘07. Our interest rate will be higher due to a modest increase in the interest rate point structure as well as additional non cash interest charges related to an original issued discount in our origination fees paid.
Income tax benefit for the quarter was $17.4 million compared to income tax expense of $2.2 million for the prior year. In our current quarter, we recognized an additional tax benefit of $7.6 million related to the realization of net operating loss carried forward. The amount of income tax benefit for the first quarter of fiscal 2008 is based on an estimate of the effective tax rate to be recorded for the full fiscal year of approximately 45%. Our effective tax rate for the prior year was approximately 37%. The increase in our effective tax rate is due primarily to our utilization of net operating loss carried forward in the previous year.
We recorded a net loss after the write offs of LCoS intangibles for the first quarter of fiscal ‘08 of 13.5% compared to a net income of $8 million in the previous year ended June 30th, ‘07 and a net income of $4.4 million in the previous year comparable period. Adjusted earnings Before Interest Taxes Depreciation and Amortization equity related compensation and goodwill impairment or adjusted EBITDA was $1.6 million for the quarter ended September 30th, ‘07 compared with $11.3 million in the previous year comparable period. We believe the disclosure of adjusted EBITDA helps the investor to gain a meaningful understanding of our core performance and aides in comparing our core operating performance to that of prior periods.
We believe that adjusted EBITDA is an important indicator of our operational strengths and performance of our business and a good measure of our historical operating trends. Adjusted EBITDA should be considered in addition to, not as a substitute for, our operating income and net income as well as other measures of financial performance reporting in accordance with Generally Accepted Accounting Principles. Please see our earnings press release today for a reconciliation of adjusted EBITDA to GAAP net income.
Turning to the balance sheet, we ended the quarter with $18 million in cash, $276.2 million in working capital, $323.2 million of stockholder’s equity and $91.5 million outstanding under our credit facilities. At September 30th, ‘07, accounts receivable and due from factor totaled $210.1 million for a total DSO of 128.3 days. This compares with 93.2 days at June 30th, ‘07 and 81.3 days at September 30th, ‘06.
Included in accounts receivable for the current period was $123.2 million of accounts receivable from South China House of Technology or SCHOT, our distributor in China. At September 30th ‘07, there was $11.7 million in invoices due from our China distributor that had been outstanding no longer than the 120 day term. Accounts receivable and due from factor, excluding China receivables, totaled $86.9 million and DSOs of 53.3 days at September 30th, ‘07 compared with $72 million and DSOs of 64 days at June 30th, ‘07 and 23.5 DSOs of 54.7 days at September 30th, ‘06.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Inventory balances totaled $102.5 million at September 30th, ‘07, an increase of $68 million sequentially from $34.4 million at June 30th, ‘07. The increase in inventory is primarily attributable to our preparation to satisfy demand for our LCD product line over the upcoming holiday season and inventory provided to our China distributor for which we will recognize revenue upon cash collection.
At September 30th, ‘07 there were 72.5 days of cost of sales in inventory and 39 days of cost of sales in inventory exclusive of the inventory provided to our China distributor previously mentioned. This compares with 19.2 days at June 30th, ‘07 and 54.6 days at September 30th, ‘06.
Accounts payable totaled $80.1 million at September 30th, 2007 and represented approximately 56.7 days of cost of sales compared with 39.8 days at June 30th, ‘07 and 80.7 days at September 30th, ‘06.
This concludes the financial portion of our conference call and I’d like to hand the conference call back over to James. James?

James Li — Syntax Brillian Corporation — President, CEO
Thank you, Jack. Now I’m going to provide the details of each topic that I have mentioned before Jack’s financial reports.
Number one. On October 22nd, we announced an agreement in principle to sell our LCoS operations to Compound Photonics, Ltd., a UK based company with offices in Cambridge, UK. Within this agreement, we will retain all patents and intellectual property associated with LCoS. Then we will license the technology to Compound Photonics. Once the deal is closed, which is expected to be within this quarter, Compound Photonics will take over the LCoS manufacturing equipment inventory and will assume most of the lead of the 10 key facilities used in LCoS production areas.
Therefore, Syntax Brillian is now divested from the manufacture of LCoS products and thus the associated expenses and costs, but we still own all of our LCoS intellectual property with a license arrangement with Compound Photonics. Also, we have arranged some equity ownership in Compound Photonics. This provides more potential upside to our shareholders as well. Additionally, we anticipate Compound Photonics to take over and continue our existing LCoS customer relationships and satisfy their sending product orders.
Number two. In regards to the business we have had within the Greater China and Southeast Asia regions, the business model is changing. Our new business strategy is to license the Olevia brand with our distributor in the Greater China and Southeast Asia region called SCHOT, which stands for South China House of Technology and its (inaudible) called Olivia China.
Olevia China will continue to provide assistance with SCHOT in performing all of the necessary activities of sales, channel management, logistics, and customer service within China regions as before. We will collect a fixed percentage of royalty and net revenue from sales of Olevia branded products for the entire region. Under this newly defined program and agreement, SCHOT will be entitled to do design and manufacturing of certain Olevia branded products and manage the sales related activities. However, all licensed products will be under the design guidance of our Syntax Brillian product development chain to ensure quality control. The ottoman goal for changing our business strategy in the Greater China and Southeast Asia region is to create a cleaner and stronger balance sheet, require less working capital and increase our inventory turn rate.
As we grow, it is important to also focus on more transparent financial reporting. These changes will help us to track our cash cycle, allocate the company resources better and should result in a significant improvement in the bottom line moving forward. Also, by changing the business model in these regions, we will significantly reduce the overall company DSO. This will provide us with a stronger balance sheet and start generating positive earnings and cash.
However, I want to be clear that Greater China and South East Asia regions remain very important for Syntax Brillian. We will continue to assist our distributors in this region and will continue to grow and expand the Olevia brand presence within the channels and government special projects within this area which we remain very popular. By doing so, we shall continue to grow the Olevia brand equity and increase the net sales volume providing for a bottom line income increase for us as the global presence of Olevia branded products expands.
Number three. Now, regarding our newly achieved $250 million in financing, the most significant values of these arrangements that I would like to point out are A) We have gotten the receivables of China sales from SCHOT factored in by the lenders with 25% of the total outstanding AR, accounts receivable; B) We are able to obtain upfront cash to purchase all of the LCD TV panels that we will need to manufacture the final

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
HDTV; C) We at Syntax Brillian are starting to engage and build a long term relationship with some of the largest North America financial institutions such as Citibank, Wells Fargo and Wachovia.
Having the opportunity to begin a long term banking relationship with these large banks will give us a tremendous opportunity to grow the company into a much more sustainable and credit worthy institution with a clean and easy understanding of our financial transactions. However, I believe all of our lenders will provide adequate resources to enable us to becoming a major U.S. based consumer electronics player with strong globally recognized brands like Olevia and Vivitar and help us to continue to offer the best technology with innovation and consumer friendly products to the global marketplace.
Furthermore, due to this financing, we shall be able to fulfill current product demands from our North America channel customers then further expand the booming business in South America. Also, we will have adequate resources to launch Vivitar branded HDTV products within the existing European channels where consumers are already very familiar with this 70 year old brand.
Number four. As we’re setting up the necessary strategy to improve and allow Syntax Brillian to become a leading American consumer electronics company, one key element is to broaden our supply chain and increase our unique technological innovation within our product development. For this reason and to ever challenge ourselves to be a better company and set strong targets, it is our goal over the next few quarters to further broaden our ODM EMS supplier’s relationship with others in Asia, such as Foxcom, Compow, FIC, TECO and many others that are related to displaced devised manufacturing and production.
Number five. For the Olevia licensing strategy, as I mentioned earlier, this is a newly designed program to further expand Olevia brand awareness and its value. By providing the strategic licensing plus the royalty collection from the manufacturers of the emerging consumer electronics home entertainment products, we should receive a boost to our corporate profitability and earnings per share over time. This program will also enrich our Olevia product portfolio and expand the brand equity for the consumers as well as for our shareholders. It is targeted to be launched within Q1 2008.
Number six. At Syntax Brillian, the consumer shopping and product usage experience is the most important subject to us. We are working on the important task of updating the Olevia.com and Vivitar.com websites. Our goal is to enhance the consumer experience for new users and existing customers alike. In the future, our customers will learn more about their products, receive technical enhancements and importantly, for those who so choose, purchase HDTVs on those refurbished units or special inventory items that the current existing online stores does not carry. Plus the digital cameras with its accessories and upgrade product software was special design contents directly from us. This new buy-direct motto may also yield better margins for the company while providing additional channels to consumers.
Also, we believe it is important to create this opportunity for any users who purchased our products with an opportunity to learn more and get to know Olevia and Vivitar in a much intimate way and which complements our retail channel customers store shopping experiences. We believe our technical and product updates will create a more intimate and supportive relationship with the customers who choose Olevia or Vivitar as their household consumer electronics provider. The targeted launch date will be within Q1 2008 as well.
Now, regarding gross margin guidance for the December quarter 2007. In order to support the national channel partners strong demand within this quarter, we have done something extraordinary to ensure the channel partners will have the sufficient products during this busy holiday shopping season. We have air shipped certain products. We believe these goodwill effort on our part will strengthen the important relationships with the U.S. channel retailers. These relationships will help to expand the future market opportunities and assist Olevia to grow market share within the coming months and years.
For the remainder of physical year 2008 and future forwarding financial performance guidance, we shall see how well the new ODM EMS and new licensing programs work out before we resume a long term guidance forecast. As of now, everything is in the works and we will be dedicating ourselves to execute each of the plans we have set forth in order to achieve the targeted end goals. Olevia products continue to enjoy strong demand as a result of our various marketing and brand elevation efforts, including the ongoing campaign with ESPN and new retail channel relationships and initiatives.
In addition to new retail channels that allow a consumer to experience Olevia firsthand, the public also now has the opportunity to see Olevia HDTV that are showcased within several brand new high profile arenas around the nation. Thanks to our partnership with AEG, Olevia HDTVs are featured in several fantastic sports center developments around the country, including the Staples Center and the new L.A. Life Development in Los Angeles, the new Sprint Center in Kansas City and the new Prudential Center in New Jersey.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
I’m also proud to announce that Olevia 747I HDTV was recently named Best TV in the 39 inch to 49 inch TV category in “Wired” magazine annual winter 2008 test issue. Our television beat products from top tier companies such as Sharp, Sony, LG, Samsung-Philips and many others in all aspects of technology performance and consumer volume. Thanks to the success of these marketing technology and brand elevation campaigns, Olevia now is truly approaching Tier 1 status in terms of the product image, performance and recognition from consumers. Because of this and because of continued strong demand from the channels here in the U.S., we have been able to increase Olevia HDTV MSRP prices to near the Tier 1 levels as well. The Olevia brand has gained tremendous strength and is now a top choice for consumers considering an HDTV.
Vivitar has also enjoyed recent success. According to the most recent IDC market research data reports, in the U.K. Vivitar recently gained number four overall market share, which is ahead of the some other famous digital camera brands such as Sony and Nikon in the UK. As Syntax-Brillian continues to evolve and grow into a Tier 1 consumer electronics company, there will surely be many challenges, obstacles and difficulties to come.
Because I have been part of this struggle and growth since the beginning when the original company was formed, I’m deeply committed and dedicating myself to the company’s success as well as maximizing the shareholder’s value for BRLC. With the support of our important strategic EMS ODM partners, channel customers and this company’s talented and hard working professional personnel, moving forward I believe that we will continue to make the changes and strategic enhancements necessary to become a major player within this new era for the consumer electronics industry in market globally. Now, Jack and I will take any questions from the investment community. Operator?
QUESTION AND ANSWER

Operator
(Operator instructions). Your first question will come from the line of Daniel Gelbtuch with CIBC.

Daniel Gelbtuch — CIBC — Analyst
Hey, guys. Congratulations on this very momentous change in accounting. As far as this past quarter, the September quarter, can you give us some idea what the numbers would have looked like if you would have included that $56 million revenue that you had to push out? I’m talking about what EPS could have looked like, what the gross margins would have liked so we have an apples to apples comparison.

James Li — Syntax Brillian Corporation — President, CEO
Sure. If we include everything as normal and without the LCoS write-off charges, our gross margin will be approximately around 15% to 16% and our EPS, earnings per share, will be around somewhere around $0.05 to $0.06.

Daniel Gelbtuch — CIBC — Analyst
Okay. And as far as the upcoming quarter, what should we be thinking about in terms of mix between — as far as revenue levels, number one; number two, what should we be thinking about in terms of what the royalty mix could be looking like? Is there range of royalty that has been agreed upon yet?

James Li — Syntax Brillian Corporation — President, CEO
Regarding the royalty arrangement, we are in the final stage to amend a contract that we signed on August 15th. So, that will be resolved in just the few days or a week. And then — so that number at the moment at the current time, we will not be able to provide a number mix. However, as far as the shipment and revenue-wise December quarter, we will be concentrated within the North America/South America Region revenues only. The royalty payment, the arrangement will be based on a fixed percentage as I just mentioned.

Daniel Gelbtuch — CIBC — Analyst

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Okay. Now as far as North America, can you give us any indication what we should be thinking about in terms of revenue for North American TVs and TV revenues in the December quarter?

James Li — Syntax Brillian Corporation — President, CEO
Not at the moment because as I just said earlier that everything is in the works; the changing of business model, a process of changing accounting process, as well as the new implementation of our overall infrastructure plus the sales. We will at the moment — the management team decided we will not provide any forwarding guidance.

Daniel Gelbtuch — CIBC — Analyst
Okay. I guess with regard to the $250 million line that you have, should we be thinking that you should be able to exceed the expectation that you had previously for December quarter shipments into the U.S., into U.S. retail and to Tier 1 particularly?

James Li — Syntax Brillian Corporation — President, CEO
Right. It’s very simple for one to do a calculation. If you compare December quarter 2006, the total North America and other region, excluding the Asia sales, the China sales back in December quarter 2006, we did about approximately $113 million. It is inevitably to believe that this quarter, December quarter is only the North America — again, excluding the China sales, we could easily to double or more than what we did last year. But again, we would not comment on the actual forwarding guidance at the moment.

Daniel Gelbtuch — CIBC — Analyst
Okay. Should we expect to get a guidance update sometime this quarter or are we going to have to wait till the end of the quarter?

James Li — Syntax Brillian Corporation — President, CEO
Again, thank you Daniel, but again let me readdress since everything is in the working. So right now we do not provide any forwarding guidance, but it’s up to the management team. Later on, we may or we may not provide updated guidance. It’s all how things work out. There’s a lot of work ahead of us as you may see. We have a lot of plans that we need to execute for the better and for good future within the next coming quarters.

Daniel Gelbtuch — CIBC — Analyst
Okay. Thank you very much.

James Li — Syntax Brillian Corporation — President, CEO
Thank you, Daniel.

Operator
Your next question will come from the line of Steven Fox with Merrill Lynch.

Steven Fox — Merrill Lynch — Analyst
Good morning. A couple questions. First of all, do you guys have an idea of how much extra it’s going to cost you to air ship into North America to meet some customer demand? What kind of drag will that be during the quarter?

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call

James Li — Syntax Brillian Corporation — President, CEO
Sure. Very simple calculation. If you air ship product versus ship by boat, the cost differences will be somewhere around 3% to 4%. Okay? However, as I just said, the air shipment is an extraordinary move and gesture and we only did a few of those, but we did it just for fulfilling some of our national big box retailer’s special demands. And plus, as we are going forward have this royalty licensing stream of the income coming so the percentage can be easily offset.

Steven Fox — Merrill Lynch — Analyst
And then, can you give us a sense of what portion of the North American shipments wind up being air shipped? Is it less than half, less than 25%?

James Li — Syntax Brillian Corporation — President, CEO
Less than 5%.

Steven Fox — Merrill Lynch — Analyst
Okay, and then if you look at your expense budget for the quarter, can you give us a feel for what some of the expense items that you can control are going to look like; like sales and marketing for instance?

James Li — Syntax Brillian Corporation — President, CEO
You mean control or not control?

Steven Fox — Merrill Lynch — Analyst
That you can control. I would imagine you have an SG&A budget for the quarter roughly that is not going to change even with a change in volume?

James Li — Syntax Brillian Corporation — President, CEO
That’s right.

Steven Fox — Merrill Lynch — Analyst
Can you give us a sense for how that’s going to look? Is it still within what we would have thought over the last few quarters or are there any other unusual changes?

James Li — Syntax Brillian Corporation — President, CEO
There’s no unusual changes. It will be very similar; however, I want to point out since we did initiate one act back in October 16, so there will be some extra cash spending just to provide those severance pay for about 120+ employees.

Steven Fox — Merrill Lynch — Analyst
Okay. And then, if you look at the tax rate. I’m not quite sure I understood what you were saying about the tax rate going forward. Are there NOLs that you’ll be utilizing in the December quarter or you utilized them all and what is the tax rate roughly going to look like for the rest of the year?

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call

James Li — Syntax Brillian Corporation — President, CEO
It’s really up to our auditor, Ian White, to make that final decision. As we indicated, what they sign off is currently based on September 30th number. Because of this write off of the LCoS and the net loss during this quarter, we were able to claim back some of those unclaimed NOL credits from the original Brillian loss in NOL, if you know what I mean.

Steven Fox — Merrill Lynch — Analyst
Yes. I understand. Okay. And then just some strategic questions. You mentioned a couple of times, James, that you are looking to price the TV’s closer to Tier 1 pricing. I guess can you just flush out a little bit more because I would imagine there is some risk to doing that because you’re not quite at a Tier 1 brand yet. How are you managing that and where exactly do you see the pricing going?

James Li — Syntax Brillian Corporation — President, CEO
Because of — a lot people in this industry understood that because of the shortages throughout the year on the smaller size, especially 26, 32, 37 inch, those sizes of LCD TVs, those panels will be continuing shortages throughout the end of 2008 as well. Therefore, when we price - when we enter into the holiday season since October, we were able to start pricing up for those smaller sizes of LCD TV. Now, if you look at the pricing comparison, the end-user pricing comparison; if you look at Target, Sears, Kmart. Currently, our unit price is going to — is getting closer and closer to the brands like Toshiba, Philips, Mitsubishi, Panasonic, JVC and so forth.
At the same time, even though when we price up those unit prices, the demands are still strong. We look at a weekly sales through numbers and it’s still going very fast even though we are not in the holiday season yet. Our product, Olevia branded products, already in the shelves are already in the shortages. So that’s a phenomenon to us as well.

Steven Fox — Merrill Lynch — Analyst
So you’re still on the larger size, your TV prices are still going to be at a fairly reasonable discount? It’s just more on the smaller sized TVs?

James Li — Syntax Brillian Corporation — President, CEO
Yes, sorry. Yes. I should mention that on the 42, 47, 52 inch LCD TV, the largest screen of LCD TV, our price will be like somewhere around 20% to 30% lower than the Tier 1 prices. But, I think when we enter into holiday season, since this is going to the middle of November and Thanksgiving is coming up, you will see a lot of Tier 1 pricing and our pricing will be getting closer. Do you understand what I’m saying?

Steven Fox — Merrill Lynch — Analyst
I do. And then, I just had one other question. The LCoS business is now fully divested so you’re going to start realizing the benefits of not having LCoS on the books for a full quarter?

James Li — Syntax Brillian Corporation — President, CEO
Absolutely.

Steven Fox — Merrill Lynch — Analyst
Okay. Great. Thank you for all the clarity on the call.

James Li — Syntax Brillian Corporation — President, CEO

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Thank you, Steve.

Operator
Your next question will come from the line of Jay Dorsheimer with Canaccord Adams.

Jay Dorsheimer — Canaccord Adams — Analyst
Hi, thanks. Hey, James.

James Li — Syntax Brillian Corporation — President, CEO
Hey, Jay, how are you?

Jay Dorsheimer — Canaccord Adams — Analyst
Good, you? I have just one quick question for you. Recently we’ve seen in the Target flyers for the first time in a while I’m not seeing the Olevia brand front and center. Was this a function of the capital issues as far as getting them product and should we expect to see them highlighting the Olevia in the upcoming weeks going into black Friday? Or could you maybe just give an update on that particular account?

James Li — Syntax Brillian Corporation — President, CEO
Sure. Thank you very much for mentioning that. We purposely deliberately asked them take us out because we do not have enough inventory. We raised the price — actually Target now is selling our units probably at a very high pricing among the other channels on the very same products, so it’s not a financial issue on our end. It’s just the selling through all the inventory that were on Target’s shelf was just moving out of the door too fast and we were having a hard time to replenish the inventory. About three weeks ago, we just got the $250 million revolving credit facility. We hurry up and we quickly put the money into works, so the product now is either on the air or on the boat to the channels, particularly Target. Starting from Thanksgiving onward or prior week of Thanksgiving onward, you will see more and more Target ads featured with Olevia LCD TV, but we told them please put us into the more inside rather than on the front cover page so the product will not move that fast.

Jay Dorsheimer — Canaccord Adams — Analyst
Great. That’s helpful. I jumped on the call a little bit late, so I apologize if you mentioned this, but in terms of when I was last over at Digi Media, it seemed like they were running about 80%. Obviously, this was due to the capital. Now they you have raised the $250 [million] in debt, are they operating at 100% right now?

James Li — Syntax Brillian Corporation — President, CEO
Yes. Not only Digi Media, all of our EMS partners are all in full production mode right now. Keep in mind that this year the Super Bowl is in February, so we have a great opportunity to continue the holiday season shopping for the HDTV moving into January. So, our stock contract manufacturer unit partners over in Asia will continue to crank the product and move and ship by boat, by ocean into North America channels.

Jay Dorsheimer — Canaccord Adams — Analyst
Great. And then last question, can you comment on how many products that Best Buy will be actually carrying? How many models? Will it be similar to Circuit City and Target or is it just one to initially start? Or can you give any commentary around that?

James Li — Syntax Brillian Corporation — President, CEO

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Jay, you know that particular account that I’m not in the liberty to disclose how many SKUs and how many inventory that they will sell. Okay? So I believe a lot of consumers by the time when holiday comes, they will find out. But one thing for sure, it’s not going to be small.

Jay Dorsheimer — Canaccord Adams — Analyst
Great. Thanks and I’ll pass it on.

James Li — Syntax Brillian Corporation — President, CEO
Thank you.

Operator
Your next question will come from the line of John Vinh with Collins Stewart.

John Vinh — Collins Stewart — Analyst
Good morning. First question is for you. Is the $56 million that you weren’t able to recognize in the quarter? Can you talk about will those ultimately be recognized in revenues or will they ultimately be recognized as royalties? And is the reason you’re not able to recognize them is because you’re still in the process of negotiating your licensing terms with SCHOT at this point?

James Li — Syntax Brillian Corporation — President, CEO
Okay. You are 50% correct, 50% wrong. It’s not that we are not able, it’s a part of the 120 day action item that we are in the process of changing our business model in China. In particular, this revenue we want to be — number one, we want to reduce company DSO as I explained to you earlier and we also want to make sure our company has a cleaner balance sheet and sales transactions. So, this is part of the transaction and part of the changes that we will be able to book and record the revenue when the accounts receivable is collected and we believe that will be a — it’s a step one and then moving into a complete 100% royalty licensing arrangement with all the sales that went through in China and the South East Asia regions.

John Vinh — Collins Stewart — Analyst
Got it. I know you’re still in the process of finalizing those terms. Can you give us a sense of what the range of royalties that you will recognize as a percentage of revenues? Are there other comparable models that you’re looking at? Are we looking at single digits or low teens percentage of revenues at this point?

James Li — Syntax Brillian Corporation — President, CEO
Here’s the thing. You asked me two part question. One is what kind of arrangements. Are you asking me what kind of percentage of the royalty that we are able to collect; is that correct?

John Vinh — Collins Stewart — Analyst
Yes. I’m just looking for a range or getting a sense—.

James Li — Syntax Brillian Corporation — President, CEO
Range of percentage wise?

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call

John Vinh — Collins Stewart — Analyst
Yes.

James Li — Syntax Brillian Corporation — President, CEO
Okay. That is still under negotiating, but it will be under 5%. Okay? And also, the second part of your question is how do we record revenue?

John Vinh — Collins Stewart — Analyst
Yes. Are their revenue recognition terms the same as under your current terms or are there specific terms under which you’d be able to recognize royalties going forward?

James Li — Syntax Brillian Corporation — President, CEO
Right. We will be able to recognize the royalty revenue once we collect it.

John Vinh — Collins Stewart — Analyst
Got it. Okay. Last question and I’ll step off. Can you talk about the panel situation that you’re currently seeing? Obviously, we’re hearing a lot about tightness in the market, pricing stabilization. Are you able to secure all the panels that you need at this point? What are you seeing in terms of pricing in the current quarter and going forward and how could that impact your gross margins?

James Li — Syntax Brillian Corporation — President, CEO
Sure. Let me separate two different groups of panel sizes — screen sizes of LCD TV; 37-inch and under, the pricing moving forward will be very stabilized. There will be literally either no decline or very small decline until the end of 2008. The global demand for 2008 has been estimated - according to the recent conference call by LPL — was about 150 million units. The global panel production capacity is only 105 million units. There’s a huge gap between demand and supply.
Now, the second group of panel screen size TV from 40 inch to 65 inch, then they still have room to decline due to the new fad that come into a full production mode in 2008 and 2009; however, the size like 42-inch will have a less than 15% decline year to year, holiday to holiday, but 47, 52, 65 inch will still be able to see some 20% to 30% decline holiday to holiday.

John Vinh — Collins Stewart — Analyst
Great. Okay. Thank you very much.

Operator
Your next question will come from the line of Raymond [Perella] with Concord Equity Group.

Raymond Perella — Concord Equity Group — Analyst
Hello. Great job, guys. In terms of this fourth quarter with the addition of the new funding from point, what is the total amount of shipments that you would even be able to ship to Best Buy in the fourth quarter with the new funding?

James Li — Syntax Brillian Corporation — President, CEO

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Thank you, sir. Canaccord analyst just asked that specific account. I’m not sure if you heard. I’m not — at the moment, I’m not in a liberty to discuss that account yet. However, when we enter into holiday season whenever people walk into that particular account, they will easily identify how many SKUs will be shipped in there. Of course, some of this SKU has already been shipped pop up to BestBuy.com for those SKUs and you can easily identify. As similar business models, what we did with Target.com and eventually moving to Target retail store that we will follow that business mode as well.

Raymond Perella — Concord Equity Group — Analyst
Are you air shipping any units to Best Buy?

James Li — Syntax Brillian Corporation — President, CEO
No. Not this particular account.

Raymond Perella — Concord Equity Group — Analyst
My question was not how many units did Best Buy order; my question is how many units are you even able to send?

James Li — Syntax Brillian Corporation — President, CEO
I’m not asking about this particular account. If you say other North American big box retailers, then I probably can tell you an approximate number.

Raymond Perella — Concord Equity Group — Analyst
Well, with the new funding for the fourth quarter, what is the maximum units you can produce for the quarter?

James Li — Syntax Brillian Corporation — President, CEO
Good. That’s the answer I can answer. I can produce maximum number of the products can be around 550,000 units.

Raymond Perella — Concord Equity Group — Analyst
Do you expect to produce that much for the quarter?

James Li — Syntax Brillian Corporation — President, CEO
Yes.

Raymond Perella — Concord Equity Group — Analyst
Was the average selling price still at $556 per unit?

James Li — Syntax Brillian Corporation — President, CEO
We don’t know that yet because there’s a big mix during this quarter. And plus, you have to count there will be around 30 days to ship. So for the products where we produced within the month of December, it may not be arrived within the month of December. It will be shipped within the month — it will be delivered to the channel within the month of January.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call

Raymond Perella — Concord Equity Group — Analyst
Well, then that wouldn’t be for the Christmas holiday.

James Li — Syntax Brillian Corporation — President, CEO
It’s a Super Bowl season.

Raymond Perella — Concord Equity Group — Analyst
Okay.

James Li — Syntax Brillian Corporation — President, CEO
It’s going to be big.

Raymond Perella — Concord Equity Group — Analyst
So, I guess the question then is how many units do you expect to ship for the Super Bowl season or what can you possibly ship?

James Li — Syntax Brillian Corporation — President, CEO
I do not want to get into that specific detail, but what I can tell you what the new financing we received calculated within all of our current EMS partners, ODM partners over in Asia, we can and we could produce up to 550,000 units per quarter.

Raymond Perella — Concord Equity Group — Analyst
In terms of the new Vivitar line TV in England or in Europe, when do you expect to start shipments on that and how many do you expect to ship under that name?

James Li — Syntax Brillian Corporation — President, CEO
Good question. Thank you. Regarding the Vivitar branded LCD TV in European market; we would like to do a very different strategy, the business model in Europe. We would like to do region by region, country by country, one step at a time. It’s not going to be volume driven business model. It’s going to be gross margin driven. So, the volume is going to be expected very small to begin with. However, we want our sales team and operational team over in Europe to take the advantage that we have done so far to elevate the Vivitar brand and then start commanding a premium pricing with a unique feature and design of LCD TV to be sold into the existing channels of Vivitar in UK first.

Raymond Perella — Concord Equity Group — Analyst
Thank you.

James Li — Syntax Brillian Corporation — President, CEO
Thank you.

Operator

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Your next question will come from the line of Steven Park with Wedbush Morgan.

Steven Park — Wedbush Morgan — Analyst
Good morning. Just a quick question about the big box strategy. Compared to last year, is there any differences in product mix for this holiday season?

James Li — Syntax Brillian Corporation — President, CEO
Yes. Absolutely. Thank you for that question. Last year in 2006 December quarter, since we were only in Circuit City and CompUSA and Office Depot a year ago, our product mix was concentrated on 26, 32 and 37 inch products, which is much smaller than today. However, you probably noticed that we start shipping in large quantity of 42, 47 and 65 inch LCD TV. And notice I want to make a special note here, that for the entire global brand of LCD TV providers other than Sharp today, Olevia is the only brand that provides 65 inch LCD TV with Sharp’s panel inside, 1080P panels.

Steven Park — Wedbush Morgan — Analyst
Great. Okay. Just had another question regarding you were talking about channel shortages? Is that something that you guys are going to be able to fill with the production for this holiday or is there going to be some revenues kind of left on the table due to production?

James Li — Syntax Brillian Corporation — President, CEO
I think because we got the money sometime in October, we quickly put into the work and then we continuously monitor and watch what is the weekly selling through from each of our channel partners. Not just the national big box retailers, but also the regional guys to watch out and see if there’s inventory buildup issue because we noticed there are some big box retailers now already start cutting back their purchase order. Not cutting back Olevia LCD TV purchase orders, but some other Tier 1’s because they’re starting to feel pressures on inventory buildup.

Steven Park — Wedbush Morgan — Analyst
Okay. Just one last follow up question. Can you talk about competitive landscape? It seems like you guys as well as Visio is also gaining market share from the Tier 1. Can you provide comment on that?

James Li — Syntax Brillian Corporation — President, CEO
Since Visio is my fellow Taiwanese; I know them for more than 15 years. I do not see them as our competitor, rather than good friend because the market share that Visio is able to capture within only this year since last year is phenomenal. It’s exciting because keep in mind that for entire LCD TV components including panels, it’s all being controlled and manufactured and product developed over in wither Taiwan or Korea or China. This is the very first opportunity for people in this region to start building a global brand. So, we are very happy to see our friends to capture more market share rather than a traditional Japanese brand that dominates entire consumer electronics arena.

Steven Park — Wedbush Morgan — Analyst
Okay. Great. Thank you.

James Li — Syntax Brillian Corporation — President, CEO
Thank you.

Operator

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call
Ladies and gentlemen, we have time for one final question. That question will come from the line of Scott [Barsky] with Crest.

James Li — Syntax Brillian Corporation — President, CEO
Hi, Scott.

Scott Barsky — Crest — Analyst
Hey, how are you?

James Li — Syntax Brillian Corporation — President, CEO
Very good.

Scott Barsky — Crest — Analyst
Number one, I wanted to congratulate you guys. I think you’re coming across really well and I’m happy to hear that you take more of the realms than Vinny.

James Li — Syntax Brillian Corporation — President, CEO
Thank you, sir.

Scott Barsky — Crest — Analyst
I think a lot people are happy with that. In terms of — I just want to know stock price. Do you feel your company is undervalued?

James Li — Syntax Brillian Corporation — President, CEO
Absolutely. Of course. Of course, right? Absolutely.

Scott Barsky — Crest — Analyst
Are you guys going to look into possibly doing any buybacks, maybe not with company money funds, but possibly with your own to generate some confidence?

James Li — Syntax Brillian Corporation — President, CEO
As long as legally allowed, because I believe that by law and the rules, since we have a lot of deal ongoing and under discussion, negotiation and by SEC rules insiders, officers cannot purchase the stock. But if there’s — assuming there’s no deal, no potential, any strategic alliance or any deal going on under negotiation, assuming there’s nothing going out, of course, we will consider to use my own money to buy, as long as legally allowed.

Scott Barsky — Crest — Analyst
Great. Like I said, I’m very impressed with the conference call the way you’ve come across and I look forward to the company doing really well. Congratulations, James.

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Final Transcript
Nov. 08. 2007 / 6:30AM PT, BRLC — Q1 2008 Syntax-Brillian Corporation Earnings Conference Call

James Li — Syntax Brillian Corporation — President, CEO
Thank you very much, Scott.

Operator
Mr. Lee, Mr. Hodgson, do you have any closing remarks?

James Li — Syntax Brillian Corporation — President, CEO
I would just say since again, I want to reiterate that my closing comment which is since I was the one who formed the company from the beginning and I started the company and went through all the struggles and difficulties and obstacles to overcome and thanks to all of our shareholders, investors alike and our bankers, lenders who gave us faith and hope and support to allow us to continue. I want to thank all of our professional colleagues who is willing to put up with me and put up with all these difficulties to build the brand and build the company. I ask the investment community to give us time to prove and to change and to make all the necessary changes and bear with us and provide a fruitful result a few quarters from now. Thank you.

Jack Hodgson — Syntax Brillian Corporation — CFO
Thank you very much.

Operator
Ladies and gentlemen, this does conclude today’s teleconference. You may all disconnect.

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